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                                May 17, 1999



Scient Corporation
One Front Street, 28th Floor
San Francisco, CA 94111

          Re: Scient Corporation ("Scient") Registration Statement for Offering of 8,753,816 Shares of Common Stock

Ladies and Gentlemen:

  We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 6,340,649 shares of Common Stock under Scient's 1999 Equity Incentive Plan and Scient's 1997 Stock Plan; (ii) 1,000,000 shares of Common Stock under Scient's Employee Stock Purchase Plan; (iii) 1,413,167 Shares Acquired Under Written Compensation Agreements with Robert H. Beck, Diana L. Brown, Dan Fernandez, Scott Frisbie, Joseph Galuszka, Matthew Glidden, Michael Glover, Anthony Hill, Hilary Hoeber, David Hunkins, Darlene Jordan-Fontaine, William Kim, William H. Kurtz, Michael Lanford, Michael Lenahan, Jonathan Lieberman, Mark McCormick, James McKee, Stephen Mucchetti, Dan Rosler, Jose Santana, Darcy Stark, Jeff Van Zanten, David Wood and Lietze Yao. We advise you that, in our opinion, when such shares have been issued and sold under the applicable provisions of the 1999 Equity Incentive Plan, 1997 Stock Plan, the 1999 Employee Stock Purchase Plan and the Written Compensation Agreements and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Scient's Common Stock.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,


                                 /s/  Gunderson Dettmer Stough Villeneuve
                                      Franklin & Hachigian, LLP
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                                      Gunderson Dettmer Stough Villeneuve
                                      Franklin & Hachigian, LLP